Exhibit 3.3

AMENDMENT TO THE

AMENDED AND RESTATED

BYLAWS

OF

APPLIED THERAPEUTICS, INC.

(the “Corporation”)

A new Article XV of the Amended and Restated Bylaws of the Corporation (the “Bylaws”) is hereby inserted into the Bylaws as follows:

“ARTICLE XV

EXCLUSIVE FORUM PROVISIONS

Section 48. Federal Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1933 Act. Any person or entity purchasing, holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 48. The existence of any prior Alternative Forum Consent shall not act as a waiver of the Corporation’s ongoing consent right as set forth above in this Section 48 with respect to any current or future actions or claims arising under the 1933 Act.”

Adopted by the Board of Directors: March 16, 2021